Exhibit 23(h)(5)

FORM OF CO-ADMINISTRATION AGREEMENT

This AGREEMENT is made as of March 1, 2005 by and among The Commerce Funds (the “Trust”), Goldman Sachs Asset Management (“GSAM”), a division of Goldman, Sachs & Co., and Commerce Investment Advisors, Inc. (“CIA” and, together with GSAM, the “Co-Administrators,” and each a “Co-Administrator”).

WHEREAS, the Trust, consisting of the investment portfolios (each a Fund and together the “Funds”) named on Schedule A hereto, as such Schedule may be amended from time to time, is an open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Trust desires to retain CIA and GSAM to provide, as Co-Administrators, certain administration services with respect to the Funds, and CIA and GSAM are willing to furnish such services;

NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter contained, the parties hereto agree as follows:

I.	APPOINTMENT OF THE CO-ADMINISTRATORS

(a) The Trust hereby appoints the Co-Administrators to provide administration services to the Trust and each Fund of the Trust, as now in existence, or as hereafter may be established from time to time, for the period and on the terms set forth in this Agreement. The Co-Administrators accept such appointment and agree to furnish the services herein set forth in return for the compensation as provided in Section IV of this Agreement. The Co-Administrators shall, for all purposes herein, be deemed to be independent contractors and, except as otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust or the Funds in any way, and shall not be deemed an agent of the Trust or the Funds.

(b) The rights and obligations of each of the Co-Administrators are several, not joint. Neither Co-Administrator shall be responsible for the performance of the duties and responsibilities of the other or be liable for the actions or inactions of the other.

II.	DUTIES OF THE CO-ADMINISTRATORS

GSAM and CIA shall perform the co-administration services set forth in Schedule B and Schedule C, respectively. GSAM and CIA shall also perform such other administration services, and furnish such other reports, for the Trust and the Funds that are mutually agreed upon by the parties from time to time.

In performing their duties, the Co-Administrators (a) will act in accordance with the Trust’s Trust Instrument, Amended and Restated By-laws, Prospectus(es) and the instructions of the Trust’s Board of Trustees and will conform to, and comply with, the requirements of the 1940 Act and all other applicable federal and state laws and regulations, and (b) will consult with outside legal counsel to the Trust as necessary or appropriate.

The services provided hereunder shall not be primarily intended to result in the sale of the Trust’s shares.

III.	ALLOCATION OF CHARGES AND EXPENSES

Each of the Co-Administrators shall bear all its own costs incurred by such Co-Administrator in connection with the performance of its duties under Section II, including, without limitation, the compensation and expenses of all of its personnel and the Trust except for the fees of Trustees who are not interested persons of its organization. If requested, each Co-Administrator will make available, without expense to the Trust, except as provided herein, the services of such of its partners, officers and employees as may be duly elected officers or Trustees of the Trust, subject to their individual consent to serve and to any limitations imposed by law. Each Co-Administrator will bear all expenses incurred in the performance of its duties hereunder and will pay the Trust’s office rent and will provide all necessary office facilities, equipment and personnel for administering the business affairs of the Trust associated with the services provided by the relevant Co-Administrator.

The Co-Administrators will not be required to pay any expenses of the Trust incurred in connection with the operation of the Trust that are not otherwise allocated herein (or subject to another contractual arrangement between the parties), including, without limitation for example: (i) in the case of GSAM, any investment adviser; (ii) organization expenses of the Trust; (iii) fees and expenses incurred by the Trust in connection with membership in investment company organizations; (iv) brokers’ commissions; (v) payment for portfolio pricing services to a pricing agent, if any; (vi) outside legal, auditing or accounting expenses; (vii) taxes or governmental fees; (viii) the fees and expenses of the transfer agent; (ix) the cost of preparing share certificates or any other expenses, including clerical expenses of issue, redemption or repurchase of shares of beneficial interest of the Trust; (x) the expenses of and fees for registering or qualifying securities for sale and of maintaining the registration of the Trust and registering the Trust as a broker or a dealer; (xi) the fees and expenses of Trustees who are not affiliated with the Co-Administrators; (xii) the cost of preparing and distributing reports and notices to shareholders, the Securities and Exchange Commission (the “SEC”) and other regulatory agencies; (xiii) the fees or disbursements of custodians of the Trust’s assets, including expenses incurred in the performance of any obligations enumerated by the Trust Instrument or Amended and Restated By-Laws of the Trust insofar as they govern agreements with any such custodian; or (xiv) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Trust’s business. This Agreement does not require either Co-Administrators to pay expenses of activities that are primarily intended to result in the sale of shares of the Funds.

IV.	COMPENSATION OF THE CO-ADMINISTRATORS

The Trust shall pay each Co-Administrator for its respective services to be provided under this Agreement the fees sets forth in the fee schedule (“Fee Schedule”) set forth in Schedule D, and the Co-Administrators agree to accept such fees as full compensation for their services. A portion of the total fee paid by the Trust pursuant to the Fee Schedule shall be allocated separately to GSAM and CIA as set forth in Schedule D. For purposes of determining such fees, the value of each Fund’s net assets shall be computed in accordance with the terms of the Funds’ Prospectus(es).

In addition to the foregoing, each Co-Administrator may from time to time agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Trust for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Co-Administrator. Any such fee reduction or undertaking may be discontinued or modified by the Co-Administrator at any time, unless the Co-Administrator and the Trust agree in writing.

V.	LIMITATION OF LIABILITY OF ADMINISTRATOR

The Co-Administrators shall not be liable for any error of judgment or mistake of law or otherwise for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except that each of the Co-Administrators shall be liable, severally and not jointly, for a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also employed by either Co-Administrator, who may be or become an employee of and paid by the Trust shall be deemed, when acting within the scope of his employment by the Trust, to be acting in such employment solely for the Trust and not as the Co-Administrator’s employee or agent.

VI.	RECORDS

Each Co-Administrator shall keep all books and records with respect to the Trust’s books of account for the services rendered under this Agreement by such Co-Administrator. The books and records pertaining to the Trust which are in the Co-Administrators possession shall be the property of the Trust. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws and rules and regulations. The Trust, or the Trust’s authorized representatives, and the SEC shall have access to such books and records at all times during normal business hours. Upon the reasonable request of the Trust, each Co-Administrator shall provide copies of any such books and records to the Trust or the Trust’s authorized representative at the Trust’s expense.

Each Co-Administrator shall promptly upon the Trust’s demand turn over to the Trust and cease to retain the files, records and documents created and maintained by it pursuant to this Agreement which are no longer needed by it in the performance of its services or for its legal protection; provided, however, that each Co-Administrator may retain a copy of any such files, records and documents as such Co-Administrator determines it is obligated to maintain under record keeping requirements to which it is subject under applicable law.

VII.	LIAISON WITH ACCOUNTANTS

GSAM shall act as the primary liaison with the Trust’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit related schedules. Also, each Co-Administrator shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required by the Trust from time to time.

VIII.	CONFIDENTIALITY

Each Co-Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Trust and its prior, present or potential shareholders received by a Co-Administrator in connection with this Agreement, including any non-public personal information as defined in Regulation S-P, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; provided, however, that a Co-Administrator may disclose such information as required by law or after prior notification to and approval in writing by the Trust, which approval may not be withheld where a Co-Administrator may be exposed to civil or criminal contempt proceedings or penalties for failure to comply.

IX.	EQUIPMENT FAILURES

In the event of equipment failures beyond a Co-Administrator’s control, it shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto, subject to the provisions of Section V hereof. Each Co-Administrator shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

X.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS

Each Co-Administrator undertakes to comply with all applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed hereunder.

XI.	DURATION AND TERMINATION OF THIS AGREEMENT

This Agreement shall become effective on the date hereof, remain in force until November 30, 2005 and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and by vote of the Board of Trustees or of a majority of the outstanding voting securities of the Trust. This Agreement may, on 60 days’ notice, be terminated by any party hereto at any time without the payment of any penalty, by the Trust, GSAM or CIA. This Agreement will terminate automatically in the event of its “assignment” as defined under the 1940 Act.

XII.	AMENDMENT OF THIS AGREEMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. The Schedules to this Agreement may be amended from time to time by an instrument in writing signed by the parties to this Agreement.

XIII.	LIMITATIONS OF LIABILITY OF TRUSTEES OR OFFICERS, EMPLOYEES, AGENTS AND SHAREHOLDERS OF THE TRUST

The Co-Administrators are expressly put on notice of the limitation of liability as set forth in the Delaware statutory trust law and the Trust Instrument that the obligations assumed by the Trust pursuant to this Agreement shall be limited in any case to the Trust and its assets and that the Co-Administrators shall not seek satisfaction of any such obligations from the shareholders or the Trustees, officers, employees or agents of the Trust.

XIV.	LIMITATIONS OF LIABILITY OF TRUSTEES AND SHAREHOLDERS OF GSAM AND CIA

The execution and delivery of this Agreement has been duly authorized and signed by an authorized officer of each Co-Administrator, acting as such, and neither such authorization by the Board of Trustees of the Trust nor execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the partners or officers of either Co-Administrator or any of their respective affiliates.

XV.	NOTICES

Notices of any kind to be given hereunder shall be in writing (including facsimile communication, with confirming copy sent by mail) and shall be duly given if delivered to the Trust, GSAM and CIA, respectively, at the following addresses:

The Commerce Funds

922 Walnut Street

Kansas City, Missouri 64106

Fax Number: (816) 234-2928

Attn: Larry Franklin

With copies to:

Diana E. McCarthy, Esq.

Drinker Biddle & Reath LLP

One Logan Square

18th and Cherry Streets

Philadelphia, PA 19103-6996

Fax Number: (215) 988-2757

Goldman Sachs Asset Management,

a division of Goldman, Sachs & Co.

32 Old Slip

New York, New York 10005

Attn: Howard Surloff

Fax Number: (212) 902-4140

Commerce Investment Advisors, Inc.

922 Walnut Street

Kansas City, Missouri 64106

Fax Number: (816) 234-2928

Attn: Larry Franklin

XVI.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict or choice of law provisions thereof.

XVII.	MISCELLANEOUS

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, including without limitation the Administration Agreement dated November 8, 1994 by and between the Trust and GSAM. This Agreement, and the rights and obligations of the parties hereunder, shall be binding on, and insure to the benefit of, the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their officers designated below as of the date indicated above.

THE COMMERCE FUNDS

By:
Name:
Title:

GOLDMAN SACHS ASSET MANAGEMENT,
a division of Goldman, Sachs & Co.

By:
Name:
Title:

COMMERCE INVESTMENT ADVISORS, INC.

By:
Name:
Title:

SCHEDULE A

TO THE CO-ADMINISTRATION AGREEMENT BY AND AMONG THE COMMERCE

FUNDS, GOLDMAN SACHS ASSET MANAGEMENT AND COMMERCE

INVESTMENT ADVISORS, INC.

Core Equity Fund

Growth Fund

Value Fund

MidCap Growth Fund

International Equity Fund

Asset Allocation Fund

Bond Fund

Short-Term Government Fund

National Tax-Free Intermediate Bond Fund

Missouri Tax-Free Intermediate Bond Fund

Kansas Tax-Free Intermediate Bond Fund

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SCHEDULE B

TO THE CO-ADMINISTRATION AGREEMENT BY AND AMONG THE COMMERCE

FUNDS, GOLDMAN SACHS ASSET MANAGEMENT AND COMMERCE

INVESTMENT ADVISORS, INC.

CO-ADMINISTRATION SERVICES TO BE PROVIDED BY GSAM

1.	Furnish the Trust with office facilities

2.	Furnish ordinary clerical bookkeeping services at GSAM’s office facilities

3.	Prepare federal and state income tax returns and federal excise tax returns

4.	Prepare and file the Funds’ Semi-Annual Reports with the SEC on Form N-SAR

5.	Prepare and file the Funds’ Form N-Q and Form N-PX and any other reports that may be required by SEC regulations

6.	Prepare the Funds’ annual and semi-annual Shareholder reports and file such reports on Form N-CSR

7.	Assist as requested in the preparation of SEC registration statements on Form N-1A and other filings relating to the registration of Shares

8.	Provide supervision of all aspects of the Trust’s operations (other than those provided by CIA) (the parties giving due recognition to the fact that certain of such operations to be supervised are performed by CIA pursuant to this Agreement and certain other Fund agreements with CIA)

9.	GSAM shall, to the extent not provided pursuant to the Fund’s agreements with CIA, provide the Funds with such personnel as are reasonably necessary for the conduct of the Fund(s) affairs

10.	Assist in the preparation and updating of the Prospectus(es) and Statement of Additional Information(s) filed with the SEC

11.	Prepare and file necessary state registration materials and monitor state sales of securities

12.	Prepare and implement each Fund’s expense budgets and accruals and any adjustments to such budgets and accruals

13.	Compute each Fund’s yield, total return, expense ratio, portfolio turnover rate and portfolio average dollar-weighted maturity or oversee the computation of each

14.	Calculate quarterly and annual dividend and capital gain distribution

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15.	Oversee the preparation of semi-annual financial statements (in accordance with generally accepted accounting principles) which will include the following:

(i)	Schedule of Investments

(ii)	Statements of Assets and Liabilities

(iii)	Statement of Operations

(iv)	Statement of Changes in Net Assets

(v)	Cash Flow Statement, if required

16.	Render to the Trustees of the Trust such periodic and special reports as the Trustees may reasonably request

17.	Assist in developing responses to SEC comments and inquiries regarding the Trust’s operations and Registration Statement

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SCHEDULE C

TO THE CO-ADMINISTRATION AGREEMENT BY AND AMONG THE COMMERCE

FUNDS, GOLDMAN SACHS ASSET MANAGEMENT AND COMMERCE

INVESTMENT ADVISORS, INC.

CO-ADMINISTRATION SERVICES TO BE PROVIDED BY CIA

1.	Serve as Chief Compliance Officer of the Trust and administer the Trust’s compliance program in accordance with Rule 38a-1 of the 1940 Act

2.	Monitor the Trust’s and service providers’ compliance policies and procedures on behalf of the Trust’s Board of Trustees and provide regular and special reports relating thereto

3.	Coordinate Board Meetings

•	Develop and publish materials

•	Develop agenda

•	Provide meeting location

4.	Distribute income rates and prices to vendors and servicing entities

5.	Complete initial bill payment review for legal, BFDS and Audit invoices

6.	Complete 1099 mailings for Commerce Trust Company shareholders

7.	Calculate service fees for third party record keepers

8.	Coordinate investment performance updates, including the investment adviser commentary and publication of

•	Quarterly and monthly sheets

•	Annual and semi-annual reports

9.	Coordinate fair value and matrix pricing

10.	Review the Trust’s registration statement and Form N-1A (plus amendments), including providing information for the Statements of Additional Information

11.	Review and provide guidance and assistance in the preparation of SEC required reports and notices to shareholders of record and to the SEC including Forms N-CSR, N-SAR, N-Q, N-PX and proxy statements.

12.	Coordinate ICI relationship and pay associated fees

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13.	Coordinate communication with Trustees and consult with them, as appropriate, on matters concerning the administration and operation of the Funds

14.	Act as a liaison with the Trust’s printer regarding matters related to prospectus printing

15.	Provide assistance to GSAM in the preparation and monitoring of expense budgets for each of the Trust’s Funds

16.	Monitor purchases and redemptions in the Trust’s Funds for market timing, late trading and other unusual activities and provide reports to the Trustees on a regular basis

17.	Develop and update the Fund’s website

18.	Evaluate service providers and coordinate RFP reviews when appropriate

19.	Provide additional services as reasonably requested from time to time by the Trustees

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SCHEDULE D

TO THE CO-ADMINISTRATION AGREEMENT BY AND AMONG THE COMMERCE

FUNDS, GOLDMAN SACHS ASSET MANAGEMENT AND COMMERCE

INVESTMENT ADVISORS, INC.

TOTAL FEES PAID TO CO-ADMINISTRATORS

For each Fund listed on Schedule A, the Trust shall pay an aggregate administrative fee payable on the last day of each month at the annual rate of 0.15 of 1% of each Fund’s average daily net assets, allocated as follows:

FEES PAID BY THE TRUST TO GSAM

For each Fund listed on Schedule A, GSAM shall receive an administrative fee payable on the last day of each month at the annual rate of 0.03 of 1% of each Fund’s average daily net assets.

FEES PAID BY THE TRUST TO CIA

For each Fund listed on Schedule A, CIA shall receive an administrative fee payable on the last day of each month at the annual rate of 0.12 of 1% of each Fund’s average daily net assets.

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